EXHIBIT 99.1

Greatbatch, Inc. Reports 2015 Third Quarter Results

FRISCO, Texas, Oct. 29, 2015 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its third quarter ended October 2, 2015.

	Three Months Ended
(Dollars in thousands, except per share data)	October 2, 2015	October 3, 2014	% Change
Sales	$ 146,637	$ 171,699	(15)%
Organic Constant Currency Sales Growth	(13)%	1%

GAAP Diluted EPS	$ —	$ 0.54	(100)%
Adjusted Diluted EPS*	$ 0.58	$ 0.75	(23)%

EBITDA*	$ 14,578	$ 29,246	(50)%
Adjusted EBITDA*	$ 31,398	$ 39,826	(21)%
Adjusted EBITDA as a % Sales	21.4%	23.2%

* Refer to Tables A and B at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

"We are disappointed by our current quarter results, however we remain very optimistic about the future growth prospects of Greatbatch," said Greatbatch president and CEO, Thomas J. Hook. "We had several discrete factors impacting our third quarter results, which do not change the long-term growth prospects of our company. We continue to drive the implementation of our strategy to create shareholder value, which includes our transformative acquisition of Lake Region Medical, as well as the spin-off of Nuvectra. The acquisition of Lake Region Medical will provide a substantially more comprehensive portfolio of technologies and services for our customers while the spin-off will provide both Greatbatch and Nuvectra with the focus and flexibility needed to execute their distinct strategies," continued Hook.

CFO Comments

"Our customer relationships continue to be strong and we are well positioned to achieve a record fourth quarter performance. There are several distinct factors and external headwinds that drove our revenue decline for the quarter," said Michael Dinkins, executive vice president and CFO of Greatbatch. "The discrete factors included the timing of new product introductions and end of life products, which do not always line up on a quarterly basis. During the third quarter of 2015, we experienced a net negative impact. One of the external headwinds we are facing is that our customers continue to reduce their inventory levels, the majority of the impact of which we believe is behind us. Additionally, our revenues continue to be impacted by foreign currency exchange rates and the slowdown in the energy markets. These were the primary factors driving our lowered full year revenue forecast of $685 million to $695 million. However, we are maintaining our adjusted diluted EPS guidance range with the expectation of being at the lower end of that range as we expect the impact of our reduced revenue will be partially offset by our cost savings and consolidation initiatives."

Third Quarter Results

Third quarter 2015 sales of $146.6 million decreased 15% in comparison to the prior year period. This decrease was primarily due to lower cardiac and neuromodulation, orthopaedic, and energy sales, which were impacted by faster than anticipated runoff of end of life products, customer inventory management programs, as well as a slowdown in the energy markets. Additionally, sales for the quarter continued to be impacted by foreign currency exchange rate fluctuations which reduced sales by $2.5 million ($12 million year-to-date) in comparison to the prior year. We expect fourth quarter sales to improve significantly in comparison to the prior year fourth quarter as customer ordering patterns recover, sales of new product introductions continue to ramp and customers build safety stock in anticipation of our vascular and portable medical product line transfers to our Tijuana, Mexico facilities.

Gross profit of $51.6 million for the third quarter of 2015 decreased 11% in comparison to the prior year period. This decrease was primarily due to our lower sales partially offset by lower performance-based compensation. As a result, our gross profit as a percentage of sales for the third quarter of 2015 increased 137 basis points to 35.2% in comparison to the third quarter of 2014.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2015 remained consistent with the prior year period as higher costs associated with our acquisition of CCC Medical Devices ($0.5 million) and legal fees in connection with intellectual property ("IP") related litigation ($0.2 million) were offset by lower performance-based compensation and cost savings from our various consolidation initiatives.

Net research, development and engineering ("RD&E") costs for the third quarter of 2015 of $14.3 million increased 5% in comparison to the third quarter of 2014. This increase was primarily due to a decrease in customer cost reimbursements due to the timing of achievement of customer milestones.

Other operating expenses, net ("OOE") for the third quarter of 2015 increased $7.7 million to $13.8 million. This increase was primarily due to costs incurred in connection with our acquisition of Lake Region Medical ($5.1 million) and our proposed spin-off of Nuvectra ($3.1 million). We currently expect OOE to be approximately $55 million to $60 million for 2015, primarily due to approximately $25 million of Lake Region Medical transaction costs expected to be recorded in the fourth quarter of 2015.

Interest expense for the third quarter of 2015 increased $4.8 million to $5.8 million. This increase was due to $4.8 million of transaction costs (i.e. debt commitment fees, interest rate swap termination costs) incurred in connection with our acquisition of Lake Region Medical.

The 2015 year-to-date effective tax rate as of October 2, 2015 was 20.4% compared to 30.1% for the same period of 2014. This decrease was primarily attributable to higher income in lower tax rate jurisdictions. The 2015 and 2014 GAAP effective tax rates do not include the benefit of the Federal research and development tax credit, but we assume the benefit of this credit when calculating our adjusted diluted EPS. If enacted, the research and development tax credit would benefit the current year GAAP provision for income taxes by approximately $1.6 million or $400 thousand per quarter and would be recognized in the quarter the legislation is enacted.

GAAP and adjusted diluted EPS for the third quarter of 2015 were $0.00 and $0.58, respectively, compared to $0.54 and $0.75, respectively, for the third quarter of 2014. Refer to Table A at the end of this release for a reconciliation of GAAP net income and diluted EPS to adjusted amounts and the "Use of Non-GAAP Financial Information" section below.

Cash flows provided by operating activities for the third quarter of 2015 of $8.5 million decreased from $28.2 million in the comparable 2014 period. This quarter over quarter decrease was due to higher cash outflow from working capital accounts ($10.5 million), primarily inventory in anticipation of higher fourth quarter sales, and lower cash operating income ($9.2 million). Our third quarter 2015 capital expenditures were $9.1 million compared to prior year third quarter capital expenditures of $4.1 million. This increase was primarily due to our investments in capacity and capabilities, including transferring our portable medical product manufacturing to a new facility in Tijuana, Mexico. During the third quarter of 2015, we repaid $2.5 million of our long-term debt.

Product Line Sales

The following table summarizes the Company's sales by major product lines (dollars in thousands):

	Three Months Ended
Product Line	October 2, 2015	October 3, 2014	% Change
Greatbatch Medical
Cardiac/Neuromodulation	$ 72,961	$ 85,618	(15)%
Orthopaedic	27,752	32,489	(15)%
Portable Medical	17,224	17,199	—%
Vascular	14,107	14,903	(5)%
Energy, Military, Environmental	11,977	19,016	(37)%
Total Greatbatch Medical	144,021	169,225	(15)%
QiG	2,776	2,474	12%
Elimination of Intersegment Sales*	(160)	—	NA
Total Sales	$ 146,637	$ 171,699	(15)%

Organic Constant Currency Sales Growth	(13)%	1%
Orthopaedic Organic Constant Currency Sales Growth	(7)%	8%
Greatbatch Medical Constant Currency Sales Growth	(13)%	1%
QiG Organic Constant Currency Sales Growth	(2)%	35%

* Intersegment sales between Greatbatch Medical and QiG are eliminated in consolidation and are included in Greatbatch Medical's cardiac and neuromodulation product line.

Product Line Sales Highlights

Cardiac and neuromodulation sales for the third quarter of 2015 declined 15% to $73.0 million in comparison to the prior year third quarter. This decrease reflects the impact of customer inventory management programs, faster than anticipated runoff of end of life products, as well as tough comparables versus the prior year. These decreases were partially offset by new product introductions. It should be noted that revenue from end of life products can be lumpy in nature and tend to run off over several years. We expect fourth quarter 2015 cardiac and neuromodulation sales to improve significantly in comparison to the prior year fourth quarter as customer ordering patterns recover, new product introductions ramp, and due to easier comparables versus the 2014 fourth quarter. Growth in our cardiac and neuromodulation product line for 2016 will continue to be negatively impacted by the end of life on legacy products, as well as continued pressure from our customer's inventory management initiatives. However, the impact of these headwinds is expected to be partially mitigated by growth from new products, and in particular, neuromodulation new product introductions.

Orthopaedic sales for the third quarter of 2015 declined 15% to $27.8 million. Foreign currency exchange rate fluctuations reduced orthopaedic sales by approximately $2.5 million in comparison to the prior year third quarter ($12 million year-to-date) due to the strengthening dollar versus the Euro. On an organic constant currency basis, in comparison to the prior year third quarter our orthopaedic sales decreased 7%. This decrease reflects the impact of customer inventory management programs, as well as the timing of customer product launches. Orthopaedic sales are expected to improve in the fourth quarter as instrument sales tend to be lumpy and are typically tied to customer product launches. We expect foreign currency exchange rate fluctuations to reduce full year 2015 orthopaedic revenue by $14 to $15 million.

Our portable medical sales have stabilized and were consistent with the third quarter of 2014. We are refocusing our product line offerings in the portable medical space to products that have higher profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products. As part of our investment in capacity and capabilities and to better align our resources, during 2014, we announced plans to transfer our portable medical operations into a new facility located in Tijuana, Mexico, which is expected to be substantially completed by the end of the first quarter of 2016. We expect this product line to resume growth in the fourth quarter as customers build safety stock in anticipation of the product line transfer.

Vascular sales for the third quarter of 2015 declined 5% to $14.1 million in comparison to the prior year third quarter primarily due to end of life on legacy products. We expect this product line to resume growth in the fourth quarter as customers build safety stock in anticipation of the product line transfer and as new product introductions begin to ramp. As part of our investment in capacity and capabilities and to better align our resources, during 2014, we announced plans to transfer our catheter and introducer operations into our Tijuana, Mexico facility, which is expected to be substantially completed by the first half of 2016.

EME sales for the third quarter of 2015 declined 37% to $12.0 million in comparison to the prior year third quarter primarily due to the slowdown in the energy markets, which has caused customers to reduce drilling and exploration volumes and is expected to be a headwind for at least the next three quarters.

QiG revenue for the third quarter of 2015 increased 12% to $2.8 million in comparison to the prior year third quarter. Sales for the third quarter of 2015 include a full quarter of sales from CCC Medical Devices, which was acquired in August 2014.

Financial Guidance
We are estimating the following for 2015:

Sales	$685 - $695 million
Foreign Currency Impact on Sales	$14 - $15 million

Capital Expenditures	$40 - $50 million

GAAP Effective Tax Rate	~22%
Adjusted Effective Tax Rate	~20% - 22%

Previous Adjusted Diluted EPS Guidance	$2.61 - $2.71
Intangible Amortization	$0.35 - $0.35
New Adjusted Diluted EPS Guidance	$2.96 - $3.06
GAAP Diluted EPS	$1.32 - $1.42

Diluted Weighted Average Shares	26,500,000
  We expect to be at the lower end of our Adjusted Diluted EPS guidance as we expect the impact of our reduced revenue will be partially offset by our cost savings and consolidation initiatives.
  The above guidance does not include the impact of the Lake Region Medical acquisition, which is expected to be dilutive to GAAP Diluted EPS due to approximately $25 million of transaction related expenses that is expected to be incurred in the fourth quarter of 2015. Additionally, we expect the Lake Region Medical acquisition to be 5% to 10% dilutive to our Adjusted Diluted EPS for 2015 due to higher incremental interest expense related to the debt incurred and approximately 5.1 million shares issued in connection with the transaction.
  Given our acquisition of Lake Region Medical and in order to present our financial results in a form more comparable to other medical device and less acquisitive companies, our Adjusted Diluted EPS guidance now adds back the amortization of intangible assets of approximately $0.35 per diluted share for 2015, which does not include the additional intangible amortization expense expected from Lake Region Medical.
  Our Adjusted Diluted EPS guidance excludes the following:
    Consolidation and optimization, acquisition and integration, asset write-down, and spin-off related charges of approximately $35 million ($28.5 million net of tax) or $1.08 per diluted share;
    IP related litigation SG&A expenses of approximately $4.5 million ($2.9 million net of tax) or $0.11 per diluted share;
    Lake Region Medical transaction related expenses incurred during the third quarter of 2015 and included in interest expense of approximately $6.8 million ($4.4 million net of tax) or $0.17 per diluted share; and
    Gain on investment of cost and equity method investments of approximately $5.1 million ($3.3 million net of tax) or $0.13 per diluted share.
  Our Adjusted Diluted EPS guidance includes the benefit of the Federal research and development tax credit of approximately $1.6 million or $0.06 per diluted share, which has not yet been enacted for 2015.
  We continue to expect to receive FDA approval for our Algovita spinal cord stimulator in the fourth quarter of 2015 and expect that we will spin-off Nuvectra shortly thereafter. Once effective, the spin-off will deliver Greatbatch improved financial performance through our long-term manufacturing agreement with Nuvectra for the supply of Algovita and other platform products and lower operating expenses estimated in the range of $12 million to $16 million on an annualized basis.

Conference Call

The Company will host a conference call on Thursday, October 29, 2015 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or by dialing 866-562-8327 and the participant passcode is 52772884. An audio replay will also be available beginning from 8:00 p.m. E.T. on October 29, 2015 until November 5, 2015. To access the replay, dial 855-859-2056 and enter the pass code 52772884.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopaedics, vascular, advanced surgical and portable medical markets.  The company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles ("GAAP"), we provide adjusted net income, adjusted earnings per diluted share, EBITDA, adjusted EBITDA and organic constant currency sales growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency sales growth rates, consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) amortization of intangible assets (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain/loss on cost and equity method investments, (ix) the income tax (benefit) related to these adjustments and (x) certain tax items related to the Federal research and development tax credit which are outside the normal benefit received. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income plus (i) the same adjustments as listed above except for (ix) and (x), (ii) GAAP stock-based compensation, interest expense, depreciation and amortization (less adjustments already excluded in the items listed above), (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods' foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA and organic constant currency sales growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or "variations" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness following the acquisition of Lake Region Medical, our inability to pay principal and interest on this high level of outstanding indebtedness, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions, including the acquisition of Lake Region Medical, and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals, including with respect to Algovita; risks associated with the proposed spin-off of Nuvectra including our ability to execute the spin-off successfully, the timing and taxable nature of the spin-off, and the performance of Nuvectra post spin-off; our inability to obtain licenses to key technology; regulatory changes, including Health Care Reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A "Risk Factors" of the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Net Income and Diluted EPS Reconciliation

	Three Months Ended				Nine Months Ended
	October 2, 2015		October 3, 2014		October 2, 2015		October 3, 2014
(in thousands except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income as reported	$ 22	$ —	$ 14,012	$ 0.54	$ 17,313	$ 0.66	$ 41,282	$ 1.60
Adjustments:
Amortization of intangibles(a)(c)	2,271	0.09	2,379	0.09	6,996	0.27	7,205	0.28
Inventory step-up amortization (COS)(c)	—	—	57	—	—	—	57	—
IP related litigation (SG&A)(b)(c)	733	0.03	503	0.02	2,136	0.08	998	0.04
Consolidation and optimization expenses (OOE)(c)(d)	4,523	0.17	2,508	0.10	15,422	0.58	3,763	0.15
Acquisition and integration (income) expenses (OOE)(c)(e)	4,845	0.18	87	—	4,961	0.19	(161)	(0.01)
Asset dispositions, severance and other (OOE)(c)(f)	2,468	0.09	1,489	0.06	3,600	0.14	2,276	0.09
Lake Region Medical transaction costs (interest expense)(c)(g)	3,112	0.12	—	—	3,112	0.12	—	—
Gain on cost and equity method investments, net (other income, net)(c)(h)	(2,976)	(0.11)	(2,044)	(0.08)	(3,327)	(0.13)	(2,551)	(0.10)
R&D Tax Credit(i)	400	0.02	400	0.02	1,200	0.05	1,200	0.05
Adjusted net income and diluted EPS(j)	$ 15,398	$ 0.58	$ 19,391	$ 0.75	$ 51,413	$ 1.95	$ 54,069	$ 2.09
Adjusted diluted weighted average shares	26,441		25,923		26,372		25,850

(a) Given our acquisition of Lake Region Medical in the fourth quarter of 2015 and in order to present our financial results in a form more comparable to other medical device companies and less acquisitive companies, during the third quarter of 2015 we began excluding intangible asset amortization for purposes of calculating adjusted net income and adjusted diluted EPS. Prior period adjusted amounts have been recalculated to exclude intangible amortization for all periods presented.
(b) In 2013, we filed suit against one of our cardiac/neuromodulation competitors alleging they were infringing on our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, during the second quarter of 2015 we began excluding these litigation expenses from adjusted amounts. Total costs expected to be incurred in connection with this litigation in 2015 is between $4 million and $5 million pre-tax. We expect this matter to proceed to trial during the first quarter of 2016. Prior period adjusted amounts have been recalculated to exclude these costs for all periods presented.
(c) Net of tax amounts computed using a 35% U.S., Mexico, and France statutory tax rate, a 25% Uruguay statutory tax rate, and a 0% tax rate for Swiss adjustments. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(d) During 2015 and 2014, we incurred costs primarily related to the transfer of our portable medical and vascular manufacturing operations to Tijuana, Mexico.
(e) During 2015, we incurred transaction costs related to the acquisition of Lake Region Medical ($5.1 million pre-tax) and the integration of CCC Medical Devices. During 2014, we incurred costs (income) related to the integration of CCC Medical Devices and NeuroNexus Technologies.
(f) 2015 costs primarily include legal and professional fees incurred in connection with the proposed spin-off of Nuvectra ($3.1 million pre-tax during the third quarter of 2015 and $4.6 million pre-tax for the first nine months of 2015). 2014 costs primarily include costs in connection with our business reorganization to realign our contract manufacturing operations.
(g) During the third quarter of 2015, we recorded $4.8 million pre-tax of transaction costs (i.e. debt commitment fees, interest rate swap termination costs) in connection with our acquisition of Lake Region Medical.
(h) Pre-tax amount is a gain of $4.6 million and $5.1 million for the 2015 quarter and year-to-date periods, respectively, and a gain of $3.1 million and $3.9 million for the 2014 quarter and year-to-date periods, respectively.
(i) The Federal R&D tax credit has not yet been extended for 2015. The 2014 Federal R&D tax credit was enacted in the fourth quarter of 2014. Amounts assume that the tax credit was effective at the beginning of the year for 2015 and 2014.
(j) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
Table B: Adjusted EBITDA Reconciliation*

	Three Months Ended		Nine Months Ended
(dollars in thousands)	October 2, 2015	October 3, 2014	October 2, 2015	October 3, 2014
Net income as reported	$ 22	$ 14,012	$ 17,313	$ 41,282

Interest expense	5,825	1,051	8,151	3,208
Provision (benefit) for income taxes	(16)	4,888	4,448	17,811
Depreciation	5,504	5,808	16,933	17,405
Amortization	3,243	3,487	10,008	10,451
EBITDA	14,578	29,246	56,853	90,157

Inventory step-up amortization	—	87	—	87
IP related litigation	1,127	773	3,286	1,535
Stock-based compensation	3,027	3,509	8,999	10,238
Consolidation and optimization expenses	5,473	3,752	19,202	6,970
Acquisition and integration expenses (income)	5,202	133	5,366	(248)
Asset dispositions, severance and other	3,169	2,291	4,881	3,501
Noncash (gain) loss on cost and equity method investments	(1,178)	35	(1,718)	(745)
Adjusted EBITDA	$ 31,398	$ 39,826	$ 96,869	$ 111,495
Adjusted EBITDA as a % of sales	21.4%	23.2%	20.1%	21.5%

* During the current quarter we changed our calculation and presentation of Adjusted EBITDA in order to present our financial results in a form more consistent with other medical device companies, as well as our debt covenant calculations. The primary difference between the current and former calculation is that stock-based compensation is now added back to GAAP net income to derive Adjusted EBITDA. Prior period adjusted amounts have been recalculated to be presented on a comparable basis.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2015	October 3, 2014	October 2, 2015	October 3, 2014
Sales	$ 146,637	$ 171,699	$ 482,847	$ 518,061
Cost of sales	94,991	113,581	320,852	343,877
Gross profit	51,646	58,118	161,995	174,184
Operating expenses:
Selling, general and administrative expenses	22,308	22,121	69,021	65,753
Research, development and engineering costs, net	14,299	13,638	39,907	39,962
Other operating expenses, net	13,844	6,176	29,449	10,223
Total operating expenses	50,451	41,935	138,377	115,938
Operating income	1,195	16,183	23,618	58,246
Interest expense	5,825	1,051	8,151	3,208
Other income, net	(4,636)	(3,768)	(6,294)	(4,055)
Income before provision (benefit) for income taxes	6	18,900	21,761	59,093
Provision (benefit) for income taxes	(16)	4,888	4,448	17,811
Net income	$ 22	$ 14,012	$ 17,313	$ 41,282

Earnings per share:
Basic	$ —	$ 0.56	$ 0.68	$ 1.67
Diluted	$ —	$ 0.54	$ 0.66	$ 1.60

Weighted average shares outstanding:
Basic	25,536	24,899	25,424	24,784
Diluted	26,441	25,923	26,372	25,850

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	October 2, 2015	January 2, 2015
Current assets:
Cash and cash equivalents	$ 68,594	$ 76,824
Accounts receivable, net	108,278	124,953
Inventories	164,236	129,242
Refundable income taxes	3,447	1,716
Deferred income taxes	6,490	6,168
Prepaid expenses and other current assets	12,103	11,780
Total current assets	363,148	350,683
Property, plant and equipment, net	156,009	144,925
Amortizing intangible assets, net	55,329	65,337
Indefinite-lived intangible assets	20,288	20,288
Goodwill	354,139	354,393
Deferred income taxes	2,415	2,626
Other assets	31,181	17,757
Total assets	$ 982,509	$ 956,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 15,000	$ 11,250
Accounts payable	56,277	46,436
Income taxes payable	2,567	2,003
Deferred income taxes	339	588
Accrued expenses	40,076	48,384
Total current liabilities	114,259	108,661
Long-term debt	165,000	176,250
Deferred income taxes	50,024	53,195
Other long-term liabilities	7,371	4,541
Total liabilities	336,654	342,647
Stockholders' equity:
Preferred stock	—	—
Common stock	26	25
Additional paid-in capital	383,691	366,073
Treasury stock	(2,279)	(1,307)
Retained earnings	256,761	239,448
Accumulated other comprehensive income	7,656	9,123
Total stockholders' equity	645,855	613,362
Total liabilities and stockholders' equity	$ 982,509	$ 956,009
CONTACT: Betsy Cowell
         VP Finance and Treasurer
         Greatbatch, Inc.
         214.618.4982
         ecowell@greatbatch.com